Exhibit 10.11.3
April 7, 2009
[Employee Name]
[Employee Address]

Re:	Key Executive Employment and Severance Agreement between you and MGIC Investment Corporation (the “Company”) dated as of December 2, 2008 (the “KEESA”)
Dear [Employee Name]:
     In Subsection 10(b)(vi) of the KEESA, the Company agreed, under certain circumstances, to pay you amounts described in that subsection as the “Section 409A Gross-Up Payment.” For the reasons discussed with you, the Company is proposing to eliminate its obligations to make such payments by replacing all of the text of Subsection 10(b)(vi) of the KEESA with the words “Intentionally omitted” and deleting the phrase “(including any Section 409A Gross-Up Payment under Subsection 10(b)(vi))” from Subsection 10(b)(ii) of the KEESA.
     If you agree to these changes, please so indicate by signing and returning, to Ralph Gundrum, a copy of this letter agreement. Except as set forth above, the provisions of the KEESA are and shall remain in full force and effect. From and after the date hereof, all references made in the KEESA to the “Agreement” shall be a reference to the KEESA as amended by this letter agreement.

Very truly yours,

MGIC INVESTMENT CORPORATION

By:

Name:	Ralph Gundrum
Title:	Assistant Secretary
Acknowledged and agreed to as of April 7, 2009 by:

By:

[Executive Name]
MGIC Plaza, P.O. Box 488, Milwaukee, Wisconsin 53201